Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-523-2651

Heritage Bankshares, Inc. Announces Results for Third Quarter and First Nine Months of 2006

Norfolk, Va.: October 30, 2006 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (Pinksheets: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the third quarter, and first nine months, of 2006. For the three months ended September 30, 2006, the Company recorded a net income of $98,000 or $0.05 per diluted share, and for the nine months ended September 30, 2006, the Company earned $221,000, or $0.12 per diluted share.

Michael S. Ives, President and CEO of the Company and the Bank, commented: “During the third quarter, we have continued to make progress on our operational and accounting issues. We implemented an improved repurchase agreement account for our larger customers. Our accounting records have now been adjusted to resolve all known issues. We expect to file our 2005 10-KSB in November and given our confidence in the timing of this filing, we have scheduled our combined Annual Meetings for 2005 and 2006 for December 28, 2006. Furthermore, we expect to file our 2006 10-KSB in a timely manner in March of next year and to hold our 2007 Annual Meeting at an appropriate date thereafter.

“For the fourth quarter, we will continue to focus on filing our regulatory reports and other organizational issues. We expect to be able to devote our primary energies to business development in 2007, with a particular focus on growing our core deposits. For our Company to succeed financially, we must have substantial growth in our core deposits in 2007.”

Operating Results for the Quarter Ended September 30, 2006

The Company recorded net income, after tax, for the quarter ended September 30, 2006 of $98,000, or $0.05 per diluted share. The pre-tax income was $148,000 and was comprised of net interest income of $1.8 million, provision for loan losses of $31,000, noninterest income of $300,000 and noninterest expense of $1.9 million. Contract employee services for the third quarter were $19,000, primarily related to expenses for consultants and contract accounting staff utilized in resolving the Company’s accounting issues.

Operating Results for the Nine Months Ended September 30, 2006

Net income, after tax, for the nine months ended September 30, 2006 was $221,000, or $0.12 per diluted share. The Company’s pre-tax income was $318,000. Net interest income for the nine-month period was $5.3 million. Provision for loan loss recorded for the nine months ended September 30, 2006 was $48,000. Noninterest income for the nine months was $1.1 million, which included gains on sale of $96,000 and $34,000 related to the sale of the Bank’s retail credit card portfolio and equity securities held by the Company, respectively. Noninterest expense for the nine months was $6.0 million and was impacted by $81,000 in legal expense associated with the Company’s restatement, as well as $205,000 of contract employee services, primarily related to expenses for consultants and contract accounting staff utilized in the Company’s restatement process. In addition, the Company recorded an $8,000 loss related to the sale of equity securities.

Financial Condition of the Company

For the first nine months of 2006, total assets grew to $217 million at September 30, 2006, an increase of $12 million from $205 million in total assets at December 31, 2005. Net loans held for investment at September 30, 2006 increased by $4.7 million to $135.1 million, compared to $130.4 million at December 31, 2005. Federal funds sold and investment securities increased by a total of $8 million, from $56 million at December 31, 2005, to $64 million at September 30, 2006.

The Bank’s deposit growth continued during the first nine months of 2006. Total deposits increased by $7.8 million to $180.6 million at September 30, 2006, compared to $172.8 million at December 31, 2005. Of particular note, total noninterest bearing deposits increased by $5.4 million to $43.4 million at September 30, 2006 from $38.0 million at the end of 2005. Furthermore, total transaction deposits have increased in the first nine months of 2006, growing by $15.0 million in the period, from $101.7 million at December 31, 2005 to $116.7 million at September 30, 2006.

Total borrowings increased by $1.8 million to $16.1 million at September 30, 2006, compared to $14.3 million at December 31, 2005. Retail repurchase agreement balances decreased by $3.2 million during the period, but the decrease was offset in its entirety by a $5.0 million unsecured, 5-year term loan obtained by the Company in September 2006. The Company contributed the proceeds of the loan to the capital of the Bank.

In October 2006, the Company repaid, without penalty, its $10 million FHLB advance to reduce its level of liquidity.

The Company’s total nonperforming assets at September 30, 2006 were $215,000, or 0.10% of assets, approximately the same level as that at December 31, 2005.

Capital. Stockholders’ equity increased by $3 million, or 19%, from $16.1 million at December 31, 2005 to $19.1 million at September 30, 2006. Stockholders’ equity increased primarily as a result of $2.1 million in net proceeds received on June 30, 2006 by the Company in connection with the first of two closings under a sale of the Company’s common stock in a private placement. In the second closing on July 31, 2006, the Company received additional net proceeds of $729,000. Including both the first and second closings under the private placement, the Company sold a total of 185,584 shares and received total proceeds of approximately $2.9 million.

Subject to shareholder approval, the Company’s Board of Directors has approved the Heritage 2006 Equity Incentive Plan (“2006 Incentive Plan”), which authorizes the grant of stock options, stock appreciation rights, restricted stock and certain other equity awards with respect to not more than 250,000 shares of the Company’s common stock. Also, subject to shareholder approval of the 2006 Incentive Plan, the Board of Directors has granted 70,000 stock options to Mr. Ives at an exercise price of $15.56; a total of 24,000 stock options to certain of its nonemployee directors at an exercise price of $18.67; and a total of 74,000 stock options to certain other executives of the Company at an exercise price of $16.65. The 2006 Incentive Plan and the outstanding option grants thereunder are subject to the approval of the shareholders of the Company within twelve (12) months after July 26, 2006. Concurrently with its approval of the 2006 Incentive Plan, the Board of Directors terminated the Company’s ability to issue new awards under its existing 1987 Stock Option Plan and 1999 Stock Option Plan, pending the approval by the Company’s shareholders of the 2006 Incentive Plan.

FAS No. 123(R), Accounting for Stock-Based Compensation, requires that the fair value of stock options be recognized as an expense in the financial statements as services are performed. As the Company is currently reviewing option valuation methodologies, it can not at this time predict the expense impact on results of operations related to the 2006 grants.

The tables attached to and incorporated within this release present, in greater detail, certain of the unaudited financial information described above. The 2006 financial information contained in this release, including the attached tables, is unaudited and may be adjusted upon completion of review by the Company’s independent accountants.

In connection with its subsequent review of previously reported, preliminary financial results, the Company has made miscellaneous adjustments to net income reported for the first and second quarter of 2006, and for 2005. Net income for the first quarter has been revised to a net loss of $21,500 as compared to a net loss of $12,000 originally reported; second quarter net income was revised to $145,400 compared to $135,000 as originally reported; and for the first half of 2006 has been revised to a net income of $123,900 as compared to $123,000 originally reported. There was no change in basic and diluted earnings per share originally reported for the first quarter, second quarter and six months ended June 30, 2006. Net income for the year 2005 has been revised to $809,000 from $840,000 as originally reported. Basic and diluted earnings per share decreased $0.02 from the originally reported, preliminary figures, from $0.49 and $0.48 to $0.47 and $0.46, respectively. Comprehensive financial results from 2005 will be included in the Company’s forthcoming annual report on Form 10-KSB.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, and one full-service branch in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Information

(Dollars in thousands, except per share data)

Consolidated Statements of Income

	For the Three Months Ended	For the Nine Months Ended
	09/30/2006	09/30/2006
Interest Income
Interest and fees on loans	$2,421	$7,213
Interest and dividends on investment securities
Available for sale	258	374
Held to maturity	17	50

Total interest on investment securities	275	424

Dividends on FRB and FHLB stock	14	38

Interest on federal funds sold	493	1,523

Total interest income	3,203	9,198

Interest expense
Interest on deposits	1,268	3,475
Interest on borrowings	144	437

Total interest expense	1,412	3,912

Net interest income	1,791	5,286
Provision for loan losses	31	48

Net interest income after provision for loan losses	1,760	5,238

Noninterest income
Service charges on deposits	169	483
Gain on sale of mortage loans, net	46	128
Gain on sale of securities	—	34
Gain on sale of credit cards	—	96
Late charges and other fees on loans	19	73
Other	66	237

Total noninterest income	300	1,051

Noninterest expense
Compensation	1,034	3,061
Professional fees	109	400
Furniture and equipment expense	142	440
Contract employee services	19	205
Data processing	126	387
Occupancy expenses	127	378
Marketing	46	170
Taxes and licenses	45	139
Loss on sale of securities	—	8
Other	264	783

Total noninterest expense	1,912	5,971

Income before income taxes	148	318
Income tax expense	50	97

Net income	$98	221

Earnings per share:
Basic	$0.05	$0.12

Diluted	$0.05	$0.12
Basic weighted average shares outstanding	1,903,695	1,778,940
Effect of dilutive stock options	31,607	35,750

Diluted weighted average shares outstanding	1,935,302	1,814,690

Consolidated Balance Sheet

At September 30, 2006
ASSETS
Cash and due from banks	$7,538
Federal funds sold	17,281
Securities available for sale	46,104
Securities held to maturity	680
Loans, net	135,112
Loans held for sale	290
Accrued interest receivable	679
Stock in Federal Home Loan Bank, at cost	859
Stock in Federal Reserve Bank, at cost	65
Premises and equipment, net	6,796
Other real estate owned	—
Other assets	1,314

Total assets	$216,718

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest bearing deposits	$43,340
Interest-bearing deposits	137,267

Total deposits	180,607

Securities sold under agreements to repurchase	1,009
Notes payable	5,000
Federal Home Loan Bank Advance	10,000
Other borrowings	50
Accrued interest payable	392
Other liabilities	554

Total liabilities	197,612

Stockholders’ equity
Common stock, $5 par value	9,638
Additional paid-in capital	2,335
Retained earnings	7,129
Accumulated other comprehensive income (loss), net	4

Total stockholders’ equity	19,106

Total liabilities and stockholders’ equity	$216,718

Other Selected Financial Information

At or for the Quarter Ended September 30, 2006
Book value per share	$9.91
Common stock outstanding	1,927,652
Net interest margin (for the 9 months ended 9/30/06, the net interest margin was 3.63%)	3.58%

Asset Quality:
Nonaccrual loans	$185
Accruing loans past due 90 days or more	30

Total nonperforming loans	215
Real estate owned, net	—

Total nonperforming assets	$215

Nonperforming assets to total assets	0.10%

Allowance for Loan Losses:

Balance, June 30, 2006	$1,300
Provision for loan losses	31
Loans charged-off	(7)
Recoveries	24

Balance, September 30, 2006	$1,348

Allowance for loan losses to loans held for investment, net of unearned fees and costs	0.99%

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